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Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Gemstar-TV Guide International, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-42720) on Form S-8 of Gemstar-TV Guide International, Inc. of our report dated May 17, 2002, relating to the statements of net assets available for benefits of TV Guide, Inc. 401(k) Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended and all related schedules, which report appears in the December 31, 2001 annual report on Form 11-K of the TV Guide, Inc. 401(k) Plan.

                                    KPMG LLP

Tulsa, Oklahoma
June 28, 2002